SERVICE AGREEMENT

FOR

TRANSFER AGENT SERVICES

TO

EACH OF THE DREYFUS CLOSED-END FUNDS LISTED ON EXHIBIT A
ATTACHED HERETO

SERVICE AGREEMENT FOR TRANSFER AGENT SERVICES
TABLE OF CONTENTS

1.	Appointment
2.	Term of Agreement
3.	Duties of Agent
4.	Representations, Warranties and Covenants of Fund
5.	Representations, Warranties and Covenants of Agent
6.	Scope of Agency
7.	Indemnification
8.	Limitation of Liability
9.	Force Majeure
10.	Market Data
11.	Termination
12.	Lost Certificates
13.	Anti-Money Laundering; Confidentiality and Data Security
14.	Publicity
15.	Lost Stockholders; In-Depth Stockholder Search
16.	Internet Services
17.	Compensation and Expenses
18.	Notices
19.	Submission to Jurisdiction; Foreign Law
20.	Miscellaneous
21.	Disaster Recovery
22.	Rule 38a-1 Compliance Program
23.	Bank Accounts
24.	Plan Services
25.	Recordkeeping
Exhibit A – Funds
Exhibit B – Services
Exhibit C – Required Documentation

THIS SERVICE AGREEMENT FOR TRANSFER AGENT SERVICES (this "Agreement") between each of the Dreyfus closed-end investment companies listed on Exhibit A hereto, as such Exhibit may be amended from time to time (each such investment company, a "Fund"), and Computershare Inc., a Delaware corporation ("Agent" or "Computershare"), is dated as of December 1, 2013.

1. Appointment. Fund appoints Agent as its transfer agent, registrar and dividend disbursing agent for the common Shares of such Fund and as a service provider for the preferred Shares of such Fund as of the Commencement Date indicated for such Fund in Exhibit A of this Agreement ("Commencement Date") and Agent accepts such appointment in accordance with and subject to the following terms and conditions for all authorized shares of each class of stock listed in Exhibit A hereto (the "Shares").

2. Term of Agreement. Agent's appointment hereunder shall commence on the date hereof (the "Effective Date") and shall continue until terminated in accordance with Section 11 below.

3. Duties of Agent. Commencing on the Effective Date, Agent shall provide the services listed in Exhibit B hereto and such other services as may be agreed to by the parties in writing from time to time.

4. Representations, Warranties and Covenants of Fund. Each Fund represents, warrants and covenants to Agent that:

(a) it is a corporation duly organized and validly existing under the laws of its state of incorporation;

(b) the Shares issued and outstanding on the date such Fund becomes a party to this Agreement have been duly authorized, validly issued and are fully paid and are non-assessable; and any Shares to be issued hereafter, when issued, shall have been duly authorized, validly issued and fully paid and will be non-assessable;

(c) the Shares issued and outstanding on the date such Fund becomes a party to this Agreement have been duly registered under the Securities Act of 1933, as amended (the "Securities Act"), and such registration has become effective, or are exempt from such registration; and have been duly registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or are exempt from such registration;

(d) any Shares to be issued hereafter, when issued, shall have been duly registered under the Securities Act, and such registration shall have become effective, or shall be exempt from such registration; and shall have been duly registered under the Exchange Act, or shall be exempt from such registration;

(e) Fund has paid or caused to be paid all taxes, if any, that were payable upon or in respect of the original issuance of the Shares issued and outstanding on the date such Fund becomes a party to this Agreement;

(f) the use of facsimile signatures by Agent in connection with the countersigning and registering of Share certificates of Fund has been duly authorized by Fund and is valid and effective;

(g) the execution and delivery of this Agreement, and the issuance and any subsequent transfer of the Shares in accordance with this Agreement, do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the charter or the by-laws of Fund, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which Fund is a party or by which it is bound. This Agreement has been duly authorized, executed and delivered by Fund and is enforceable against Fund in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors' rights generally; and

(h) Fund agrees to provide to Agent the documentation listed in Exhibit C hereto according to the requirements set forth therein.

5. Representations, Warranties and Covenants of Agent. Agent represents, warrants and covenants to Fund that:

(a) Agent is a limited liability company duly organized and validly existing under the laws of its state of organization;

(b) Agent is, and for the term of this Agreement shall remain, duly registered as a transfer agent under the Exchange Act;

(c) during the term of this Agreement, Agent shall comply with its obligations as a transfer agent under the Exchange Act and the rules and regulations thereunder; and

(d) the execution and delivery of this Agreement, and the performance by Agent of its obligations in accordance with this Agreement, do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the organizational documents of Agent, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which Agent is a party or by which it is bound. This Agreement has been duly authorized, executed and delivered by Agent and is enforceable against Agent in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors' rights generally.

6. Scope of Agency.

(a) Agent shall act solely as agent for Fund under this Agreement and owes no duties hereunder to any other person. Agent undertakes to perform the duties and only the duties that are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Agent.

(b) Agent may rely upon, and shall be protected in acting or refraining from acting in reliance upon, (i) any stockholder lists, share ledgers, records, books, and documents which have been employed by Fund or any of its agents and which are certified to be true, authentic, and complete; (ii) any instruction from Fund, reasonably believed by Agent to be genuine and to have been signed or given by an Authorized Person of Fund; or (iii) any law, act or regulation even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed. In addition, Agent is authorized to refuse to make any transfer that it determines in good faith not to be in good order. "Authorized Person" shall mean any officer of Fund or any other person authorized to give instructions on behalf of Fund as set forth in a certified copy of a resolution of Fund's Board of Directors and provided to Agent.

(c) In connection with any question of law arising in the course of Agent performing its duties hereunder, Agent may consult with legal counsel (including internal counsel) whose advice shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by Agent hereunder in good faith and in reasonable reliance thereon.

(d) Any instructions given by an Authorized Person to Agent orally shall be confirmed in writing by Fund as soon as practicable. Agent shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in reliance upon any oral instructions that do not conform with the written confirmation received in accordance with this Section 6(d).

7. Indemnification.

(a) Fund shall indemnify Agent for, and hold it harmless from and against, any and all loss, liability, claim (whether with or without basis in fact or law), damage, demand, cost or expense (including reasonable counsel fees and expenses) (collectively, "Loss") arising out of or in connection with Agent's duties under this Agreement or this appointment, except to the extent that such Loss is a result of Agent's bad faith, negligence or intentional misconduct.

(b) Agent will indemnify Fund for and hold it harmless from and against any and all Loss arising out of or attributable to any action or failure or omission to act by the Agent as a result of the Agent's bad faith, negligence or intentional misconduct.

(c) In order that the indemnification provisions contained in this Section 7 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised of all pertinent facts concerning the situation in question and shall use reasonable care to identify and notify the other party promptly concerning any situation which presents or appears likely to present a claim for indemnification under this Section 7. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim.

(d) Fund shall have the option to defend Agent against any claim which may be the subject of this indemnification, and, in the event that Fund so elects, such defense shall be conducted by counsel chosen by Fund and satisfactory to Agent, to which Agent shall not unreasonably withhold its consent and thereupon Fund shall take over complete defense of the claim and Agent shall sustain no further legal or other expenses in such situation for which it seeks indemnification under this Section 7. The party seeking indemnification will not confess any claim or make any compromise in any case in which the other party will be asked to provide indemnification, except with the other party's prior written consent. The obligations of the parties hereto under this Section 7 shall survive the termination of this Agreement.

8. Limitation of Liability. In the absence of bad faith, negligence or intentional misconduct on its part, Agent shall not be liable for any action taken, suffered or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. In no event will either party be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if such party has been advised of the possibility of such losses or damages and regardless of the form of action. Any liability of the Agent shall be limited as set forth in the separate fee agreement for transfer agent services entered into by Fund and Agent as of the date hereof (the "Fee Agreement").

9. Force Majeure. Agent shall not be liable for any failures, delays or losses, arising directly or indirectly out of conditions beyond its reasonable control, including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, civil disobedience, riots, rebellions, electrical or mechanical failure beyond its control, computer hardware or software failure beyond its control, communications facilities failures including telephone failure beyond its control, war, terrorism, insurrection, fires, earthquakes, storms, floods, acts of God or similar occurrences.

10. Market Data. Fund acknowledges that Agent may provide real-time or delayed quotations and other market information and messages ("Market Data"), which Market Data is provided to Agent by certain national securities exchanges and associations who assert a proprietary interest in Market Data disseminated by them but do not guarantee the timeliness, sequence, accuracy or completeness thereof. Fund agrees and acknowledges that Agent shall not be liable in any way for any loss or damage arising from or occasioned by any inaccuracy, error, delay in, omission of, or interruption in any Market Data or the transmission thereof.

11. Termination.

(a) Fund may terminate this Agreement by giving Agent notice in writing specifying the date of such termination, which shall be not less than 120 days after the date of receipt of such notice. Agent may terminate this Agreement by giving Fund notice in writing specifying the date of such termination, which shall be not less than one year after the date of receipt of such notice.

(b) Fund may terminate this Agreement if (i) Agent defaults on any of its material obligations hereunder and such default remains uncured thirty (30) days after Agent's receipt of notice of such default from Fund; or (ii) any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against Agent, Agent shall become insolvent or shall cease paying its obligations as they become due or makes any assignment for the benefit of its creditors.

(c) Agent may suspend providing services hereunder or terminate this Agreement if (i) Fund fails to pay amounts due hereunder or defaults on any of its material obligations hereunder and such failure or default remains uncured sixty (60) days after Fund's receipt of notice of such failure or default from Agent; (ii) any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against Fund, Fund shall become insolvent, or shall cease paying its obligations as they become due or makes any assignment for the benefit of its creditors; or (iii) Fund is acquired by or is merged with or into another entity where Fund is not the surviving company.

(d) Upon termination of this Agreement, all fees earned and expenses incurred by Agent up to and including the date of such termination shall be immediately due and payable to Agent on or before the effective date of such termination.

(e) In addition to the payments required in Section 11(d) above, if this Agreement is terminated by all Funds that are parties to this Agreement for any reason other than pursuant to Section 11(a) or 11(b) above, or is terminated by Agent pursuant to Section 11(c)(i) above, then Fund shall pay as liquidated damages a termination fee, due and payable to Agent on or before the effective date of such termination, calculated as follows: (i) if the termination occurs prior to the first anniversary of the Commencement Date set forth on Exhibit A hereto, then the termination fee shall equal twelve (12) times the average monthly fees charged to Fund by Agent hereunder, (ii) if the termination occurs on or after the first anniversary of the Commencement Date but prior to the second anniversary of the Commencement Date, then the termination fee shall equal nine (9) times the average monthly fees charged to Fund by Agent hereunder, and (iii) if the termination occurs on or after the second anniversary of the Commencement Date, then the termination fee shall equal six (6) times the average monthly fees charged to Fund by Agent hereunder. For purposes of calculating the fees charged to Fund by Agent pursuant to this paragraph, the monthly account maintenance fee in effect and the number of active accounts as of the date of termination will be used.

(f) In addition to the payments required in Section 11(d) and 11(e) above, if this Agreement is terminated for any reason other than by Fund pursuant to Section 11(b) above, then Fund agrees to pay all costs and expenses associated with the movement of records and materials to Fund or the successor transfer agent as set forth in the Fee Agreement.

(g) Prior to termination of this Agreement, Fund shall provide Agent with written instructions as to the disposition of records, as well as any additional documentation reasonably requested by Agent, and Agent shall make reasonable efforts to comply with such instructions. Except as otherwise expressly provided in this Agreement, the respective rights and duties of Fund and Agent under this Agreement shall cease upon termination of this Agreement.

12. Lost Certificates. Agent shall not be obligated to issue a replacement share certificate for any share certificate reported to have been lost, destroyed or stolen unless Agent shall have received: (a) an affidavit of such loss, destruction or theft; (b) a bond of indemnity in form and substance satisfactory to Agent; and (c) payment of all applicable fees. Stockholders may obtain such a bond of indemnity from a surety company of the stockholder's choice, provided the surety company satisfies Agent's minimum requirements.

13. Anti-Money Laundering; Confidentiality and Data Security.

(a) Agent will comply with any laws or regulations relating to anti-money laundering applicable to Agent with respect to Fund's stockholders, including compliance with Office of Foreign Asset Control laws or regulations, currency transaction reporting laws and regulations and suspicious activity reporting and recordkeeping requirements, by adopting appropriate compliance policies, procedures and internal controls.

(b) In connection with Agent's appointment hereunder, each party shall obtain confidential information related to the other party or its stockholders that is not available to the general public ("Confidential Information"), which Confidential Information shall include the Fee Agreement. Confidential Information shall include NPPI, as defined in Section 13(c) below. Each party agrees that the Confidential Information shall be held and treated by it, its directors, officers, employees, affiliates, agents and subcontractors (collectively, "Representatives") in confidence and, except as hereinafter provided, shall not be disclosed in any manner whatsoever except as otherwise required by law, regulation, subpoena or governmental authority. Confidential Information shall be used by each party and its Representatives only for the purposes for which provided and shall be disclosed by such party only to those Representatives who have a need to know in order to accomplish the business purpose in connection with which the Confidential Information has been provided. Confidential Information does not include information that (i) is now or subsequently becomes generally available to the public through no fault or breach on the part of the receiving party; (ii) the receiving party had rightfully in its possession prior to disclosure to it by the disclosing party; (iii) is independently developed by the receiving party without the use of or reference to any Confidential Information; or (iv) the receiving party rightfully obtains on a non-confidential basis from a source other than the disclosing party who has the right to transfer or disclose it.

(c) In connection with the provision of services under this Agreement, Fund may direct Agent to release information, including non-public personal information ("NPPI"), as defined in Title V of the Gramm Leach Bliley Act and the regulations issued thereunder (including but not limited to Regulation P of the Board of Governors of the Federal Reserve and Regulation S-P adopted by the Securities and Exchange Commission), to Fund's agents or other third party service providers, including, without limitation, broker/dealers, custodians and depositories. Agent shall not be liable for the release of information in accordance with the foregoing provision.

(d) Fund agrees that the databases, programs, screen and report formats, interactive design techniques, Internet Services, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to Fund by Agent as part of the services are under the control and ownership of Agent or a third party (including its affiliates) and constitutes copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information"). Fund shall take reasonable efforts to advise its relevant employees and agents of its obligations pursuant to this Section.

(e) Information Security Program.

(1) Agent shall maintain a comprehensive written information security program applicable to Personal Information ("Information Security Program") which shall include commercially reasonable measures, including, as appropriate, policies and procedures and technical, physical, and administrative safeguards that are consistent with industry standards, providing for (i) the security and confidentiality of the Personal Information, (ii) protection of the Personal Information against reasonably foreseeable threats or hazards to the security or integrity of the Personal Information, (iii) protection against unauthorized access to or use of or loss or theft of the Personal Information, and (iv) appropriate disposal of the Personal Information. Without limiting the generality of the foregoing, the Information Security Program shall provide for (i) continual assessment and re-assessment of the risks to the security of Personal Information acquired or maintained by Agent and its agents, contractors and subcontractors in connection with the services to be provided hereunder, including but not limited to (A) identification of internal and external threats that could result in unauthorized disclosure, alteration or destruction of Personal Information and systems used by Agent, (B) assessment of the likelihood and potential damage of such threats, taking into account the sensitivity of such Personal Information, and (C) assessment of the sufficiency of policies, procedures, information systems of Agent and other arrangements in place, to control risks; and (ii) appropriate protection against such risks. "Personal Information" means the following information about past, present, or future stockholders of Fund that are individuals: names, signatures, dates of birth, addresses, telephone numbers, account numbers, social security numbers, financial data and transaction information.

(2) The Information Security Program shall require encryption of any Personal Information in electronic format while in transit, and encryption or equivalent protection with compensating controls while in storage, and controls and standards for transport and disposal of physical media containing Personal Information. Agent shall regularly assess the key controls, systems and procedures relating to information security of its agents and shall require its subcontractors who access or use Personal Information to regularly test key controls and security systems and processes.

(3) Agent shall comply with its Information Security Program.

(4) Agent warrants to Fund that it will perform Services under this Agreement in compliance with MA 201 C.M.R. §17.00.

(f) Agent shall notify Fund of any unauthorized use, disclosure, acquisition, modification, or destruction of Personal Information, unauthorized access to Personal Information, or loss of Personal Information (each, a "Security Breach") promptly after determining a Security Breach has occurred. Agent shall investigate each Security Breach, provide Fund with a description of the circumstances surrounding each Security Breach, and provide and promptly implement a remediation plan, acceptable to Fund and in compliance with any applicable law, to address the Security Breach and designed to prevent any further incidents.

(g) In the event that Agent commits a material breach of any of Agent's material obligations under this Section 13 with regard to Personal Information, the Funds may terminate this Agreement immediately at any time thereafter. Agent's obligations under this Section 13 with regard to Personal Information shall survive the termination of this Agreement with respect to any Personal Information that remains in the possession of Agent.

(h) At the time of termination of this Agreement, Agent shall provide the Fund with copies of all Personal Information that the Fund requests be provided and shall destroy in accordance with its Information Security Program and applicable law all Personal Information in any form in Agent's possession or in the possession of Agent's subcontractors who access or use Personal Information. Agent shall retain no copies thereof, except for the period prior to scheduled destruction under its Information Security Program, unless such Personal Information is commingled with information of other customers of Agent or retained for archival purposes as required by applicable law. If Agent is required by law to retain a copy of any Personal Information, Agent will retain the Personal Information only for the time required, and disclose it only as required by law, after which it shall destroy it in accordance with its Information Security Program. The terms of this Agreement regarding the protection of Personal Information shall apply until the Personal Information is destroyed. Agent will upon request certify in writing the destruction of Personal Information that has occurred as of the time of the request.

(i) Agent agrees to include in a written agreement with any agent, contractor or subcontractor to whom it provides access to Personal Information confidentiality and security obligations with respect to such Personal Information that are consistent with those that apply through this Agreement to Agent. Agent shall enforce all such agreements with its agents, contractors and subcontractors.

(j) In addition to any other rights Fund may have under this Agreement or at law, since unauthorized use or disclosure of Personal Information may result in immediate and irreparable injury for which monetary damages may not be adequate, in the event that Agent or any officer, director, employee, agent, contractor or subcontractor of Agent uses or discloses, or in Fund's sole opinion is likely to use or disclose, Personal Information in breach of Agent's obligations hereunder, Fund shall be entitled to equitable relief, including temporary and permanent injunctive relief and specific performance. Fund shall also be entitled to the recovery of any pecuniary gain realized by Agent from the unauthorized use or disclosure of Personal Information.

14. Publicity. Neither party will issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the services to be provided hereunder without obtaining the prior written approval of the other party, which may be withheld in the other party's sole discretion; provided that Agent may use Fund's name in its customer lists; and provided further that Fund may disclose that Agent is Fund's transfer agent, registrar and dividend disbursing agent and may describe the services provided hereunder in a general manner.

15. Lost Stockholders; In-Depth Stockholder Search.

(a) Agent shall conduct such database searches to locate lost stockholders as are required by Rule 17Ad-17 under the Exchange Act, without charge to the stockholder. If a new address is so obtained in a database search for a lost stockholder, Agent shall conduct a verification mailing and update its records for such stockholder accordingly.

(b) Agent may facilitate the performance of a more in-depth search for the purpose of (i) locating lost stockholders for whom a new address is not obtained in accordance with clause (a) above, (ii) identifying stockholders who are deceased (or locating the deceased stockholder's estate representative, heirs, or other party entitled to act with respect to such stockholder's account ("Authorized Representative") and (iii) locating stockholders whose accounts contain two or more consecutive uncashed checks, in each case using the services of a locating service provider selected by Agent, which service may be an affiliate of Agent. Such provider may compensate Agent for processing and other services that Agent provides in connection with such in-depth search, including providing Agent a portion of its service fees.

(c) Upon locating any stockholder (or such stockholder's Authorized Representative) pursuant to clause (b) above, the locating service provider shall clearly identify to such stockholder (or such stockholder's Authorized Representative) all assets held in such stockholder's account. Such provider shall inform any such located stockholders (or such stockholder's Authorized Representative) that they may choose either (i) to contact Agent directly to obtain the assets in such account, at no charge other than any applicable fees to replace lost certificates, or (ii) to use the services of such provider for a processing fee, which may not exceed 20% of the asset value of such stockholder's property where the registered stockholder is living, deceased or is not a natural person; provided that in no case shall such fee exceed the maximum statutory fee permitted by the applicable state jurisdiction. If Fund selects a locating service provider other than one selected by Agent, then Agent shall not be responsible for the terms of any agreement with such provider and additional fees may apply.

(d) Pursuant to Section 6(a) hereof, the Fund hereby authorizes and instructs Computershare to provide a stockholder file or list of those stockholders not located following the required Rule 17Ad-17 searches to any service provider administering any in-depth stockholder location program.

16. Internet Services. Agent shall make available to Fund and Fund's stockholders, through www.computershare.com ("Web Site"), online access to certain account and stockholder information and certain transaction capabilities ("Internet Services"), subject to Agent's security procedures and the terms and conditions set forth herein and on the Web Site. Agent provides Internet Services "as is," on an "as available" basis, and hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Internet Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance.

17. Compensation and Expenses.

(a) Fund shall compensate, or shall cause The Dreyfus Corporation to compensate, Agent for its services hereunder in accordance with the Fee Agreement.

(b) All amounts owed to Agent hereunder are due within thirty (30) days of the invoice date. Delinquent payments are subject to a late payment charge of one and one half percent (1%) per month commencing forty-five (45) days from the invoice date. Fund agrees to reimburse Agent for any attorney's fees and any other costs associated with collecting delinquent payments.

18. Notices. All notices, demands and other communications given pursuant to this Agreement shall be in writing, shall be deemed effective on the date of receipt, and may be sent by overnight delivery service, or by certified or registered mail, return receipt requested to:

If to Fund:	with an additional copy to:
[Name of Fund]
c/o The Dreyfus Corporation	The Dreyfus Corporation
200 Park Avenue	200 Park Avenue
New York, NY 10166	New York, NY 10166
Attn: Bradley J. Skapyak, President	Attn: Senior Counsel – Transfer Agency

If to Agent:	with an additional copy to:
Computershare Shareowner Services LLC	Computershare Shareowner Services LLC
480 Washington Boulevard	480 Washington Blvd. 29th Floor
Jersey City, NJ 07310	Jersey City, NJ 07310
Attn: Relationship Manager	Attn: Legal Department

19. Submission to Jurisdiction; Foreign Law.

(a) The parties irrevocably (i) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (ii) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (iii) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

(b) Agent shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. Agent may consult with foreign counsel, at Fund's expense, to resolve any foreign law issues that may arise as a result of Fund or any other party being subject to the laws or regulations of any foreign jurisdiction.

20. Miscellaneous.

(a) Amendments. This Agreement may not be amended or modified in any manner except by a written agreement signed by both Fund and Agent.

(b) Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

(c) Survival of Terms. Sections 7, 8, 13 and 17 hereof shall survive termination of this Agreement and Agent's appointment hereunder.

(d) Assignment. This Agreement shall be binding upon the parties hereto and their respective successors and assigns; provided that this Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; and provided further that consent is not required for an assignment to an affiliate of Agent of which 50% or more is owned by a parent company of Agent. Any attempted assignment in violation of the foregoing will be void.

(e) Headings. The headings contained in this Agreement are for the purposes of convenience only and are not intended to define or limit the contents of this Agreement.

(f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is found to violate a law, it will be severed from the rest of the Agreement and ignored.

(g) Counterparts. This Agreement may be executed manually in any number of counterparts, each of which such counterparts, when so executed and delivered, shall be deemed an original, and all such counterparts when taken together shall constitute one and the same original instrument.

(h) Entire Agreement. This Agreement, along with the Fee Agreement, constitutes the entire understanding of the parties with respect to the subject matter hereof and supercedes all prior written or oral communications, understandings, and agreements with respect to the subject matter of this Agreement. The parties acknowledge that the Exhibits hereto are an integral part of this Agreement.

(i) Benefits of this Agreement. Nothing in this Agreement shall be construed to give any person or entity other than Agent and Fund any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of Agent and Fund.

(j) Several Obligations. The obligations of each Fund under this Agreement shall only be binding upon the assets and property of such Fund and shall not be binding upon any assets or property of any Board member, officer or shareholder of such Fund individually. Notwithstanding any other provision in this Agreement to the contrary, the relationship and agreements set forth in this Agreement with respect to each Fund shall be several, separate and distinct from those of each other Fund to the same effect as would be the case if a separate agreement in the form hereof was executed by or on behalf of each Fund without execution thereof by or on behalf of any other Fund. Agent acknowledges that, for any Fund organized as a Massachusetts business trust, the Agreement and Declaration of Trust for such Fund is on file with the Secretary of the Commonwealth of Massachusetts.

(k) Additional Funds. In the event that any fund in addition to those listed on Exhibit A hereto desires to have the Agent render services under the terms hereof, it shall so notify the Agent in writing, and, if the Agent agrees to provide such services, such Fund shall become a Fund hereunder and be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth herein.

21. Disaster Recovery.

(a) Agent shall provide back-up facilities ("Back-Up Facilities") to the primary operations and data centers used by Agent to provide its services hereunder ("Primary Facilities") that are capable of providing the services in the event an incident to the Primary Facilities significantly interrupts the delivery of services hereunder. Agent will provide disaster recovery services in accordance with its Business Continuity Plan (as defined below) following any event that significantly interrupts the delivery of significant services from Primary Facilities. The Fund shall not bear the costs related to such transfer of services. Once the Primary Facilities have recovered, they shall again be used to provide the services hereunder with no loss of data and at no additional cost to the Fund.

(b) Agent shall maintain and test its business continuity plan containing disaster recovery procedures for its data centers and operations facilities, including the process for effecting a transfer to, and providing adequate services from, Back-up Facilities ("Business Continuity Plan"). An executive summary of the Business Continuity Plan, as the Business Continuity Plan was constituted on the Effective Date, shall be delivered to the Fund by the Effective Date. Agent shall annually provide the Fund with an executive summary in written form of the Business Continuity Plan, with such executive summary including or accompanied by a description of material changes to the Business Continuity Plan since the prior executive summary provided to the Fund. At least once each calendar year, Agent shall test the Business Continuity Plan.

(c) Agent will provide the Fund with executive summaries of all internal tests of the Business Continuity Plan that will include the date of the test, the scope of the test and whether it was a success or not a success. If any critical issues identified through such test are a hindrance to providing critical services to the Fund, the Fund will be so advised. Agent will use its reasonable best efforts to promptly remediate such issues, and upon Fund's request will provide an update to Fund with regard to its remediation efforts.

22. Rule 38a-1 Compliance Program. Agent will maintain written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws, as that term is defined in Rule 38a-1 ("Rule 38a-1"), adopted by the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act") with respect to the services provided by Agent hereunder. Agent will provide to Fund in connection with any periodic annual or semi-annual stockholder report filed by Fund and, if requested by Fund, in connection with Fund filings on Form N-Q, a sub-certification in a form reasonably requested by Fund, relating to Agent's performance of services hereunder and Agent's related internal controls. In addition, on a quarterly basis, Agent will provide to Fund a certification in connection with Rule 38a-1 in a form reasonably requested by Fund. Upon Fund's request, Agent will provide Fund with a summary of its policies and procedures in connection with Fund's compliance with Rule 38a-1 and will provide such explanations of its policies and procedures as Fund may reasonably request. To the extent Agent makes any material changes to its written policies and procedures in order to address changing regulatory and industry developments that would impact Fund's compliance with Rule 38a-1, it will notify Fund of any such changes in a timely manner.

23. Bank Accounts. Fund acknowledges that the bank accounts maintained by Agent in connection with the services will be in Agent's name and that Agent may receive investment earnings in connection with the investment at Agent's risk and for its benefit of funds held in those accounts from time to time.

24. Plan Services. Fund acknowledges and agrees that Agent shall engage its affiliate, Computershare Trust Company, N.A. ("Trust Company") to perform all services under any dividend reinvestment, direct stock purchase, or other investment programs administered for the Fund as part of the services (the "Plans"), with the exception of payment processing for which Agent has been appointed by the Fund to provide, and certain other services that the Agent may provide as permitted by applicable law (e.g. ministerial services).

The Trust Company shall act as agent for stockholders pursuant to the Plans in accordance with the terms and conditions of such Plans.

24. Recordkeeping. Agent shall keep records relating to the services to be performed hereunder in the form and manner it may deem advisable and as required under the Exchange Act and Rules 31a-1 and 31a-2 of the 1940 Act, as applicable. However, Agent shall only be responsible for complying with Rules 31a-1 and 31a-2 of the 1940 Act, as applicable, with respect to the records which it otherwise maintains in the course of performing the services under this Agreement. Fund will notify Agent of any amendments to Rules 31a-1 and 31a-2 of the 1940 Act that affect Agent's obligations under this section. Agent agrees that all such records prepared or maintained by it relating to the services performed hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with the requirements of law, and will be surrendered promptly to Fund on and it accordance with its request.

[The remainder of this page has been intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

EACH OF THE DREYFUS CLOSED-END FUNDS LISTED ON EXHIBIT A ATTACHED HERETO

By:	/s/ Bradley Skapyak
Name:	Bradley Skapyak
Title:	President

COMPUTERSHARE INC.

By:	/s/ Martin J. McHale, Jr.
Name:	Martin J. McHale, Jr.
Title:	President, U.S. Equity Securities

Exhibit A
to
Service Agreement for Transfer Agent Services

Fund	Classes	Commencement
Date
Dreyfus Strategic Municipals, Inc.	Common	December 1, 2013
Preferred*
Dreyfus Municipal Income, Inc.	Common	December 1, 2013
Preferred*
Dreyfus High Yield Strategies Fund	Common	December 1, 2013
Dreyfus Municipal Bond Infrastructure Fund, Inc.	Common Preferred*	December 1, 2013
Dreyfus Strategic Municipal Bond Fund, Inc.	Common Preferred*	December 1, 2013
Dreyfus Alcentra Global Credit Income 2024 Target Term Fund, Inc.	Common	October 25, 2017

*Only for specified services

A-1

Exhibit B
to
Service Agreement for Transfer Agent Services

Services

ACCOUNT MAINTENANCE
●	Open new accounts and solicit taxpayer identification numbers, where necessary
●	Post debits and credits
●	Maintain certificate/DRS history
●	Place and release stop transfer notations
●	Process address changes
●	Maintain dividend and/or seasonal addresses
●	Respond to shareowner correspondence
●	Obtain and post Taxpayer Identification Number certifications
●	Purge closed accounts that meet selective criteria (e.g., no outstanding checks, no stops maintained against certificates, etc.)

PROXY AND ANNUAL MEETING SERVICES (for Common stock shares of fund)
●	Supply broker and nominee list to solicitor to identify requirements for material needed
●	Print name, address and number of shares on proxy cards
●	Mail proxy material and annual report
●	Tabulate proxies returned by shareowners
●	Track proxy cards marked for attendance at the annual meeting
●	Provide un-voted listing for registered holders and DTC participants
●	Provide one Inspector of Election for the annual meeting
●	Provide remote access to the proxy tabulation file for the client and solicitor for daily tabulation results
●	Prepare a list of record date holders
●	Prepare daily tabulation reports and report of final vote
●	Process omnibus proxies for respondent banks
●	Provide copies of proxies containing shareowner comments

PROXY AND ANNUAL MEETING SERVICES (for Preferred Stock)
●	Convert and upload Preferred Stock to our recordkeeping system
●	Supply broker and nominee list to solicitor to identify requirements for material needed
●	Print name, address and number of shares on proxy cards
●	Mail proxy material and annual report
●	Tabulate proxies returned by shareowners
●	Track proxy cards marked for attendance at the annual meeting
●	Provide un-voted listing for registered holders and DTC participants
●	Provide one Inspector of Election for the annual meeting
●	Provide remote access to the proxy tabulation file for the client and solicitor for daily tabulation results
●	Prepare a list of record date holders
●	Prepare daily tabulation reports and report of final vote
●	Process omnibus proxies for respondent banks
●	Provide copies of proxies containing shareowner comments

STOCK TRANSFER SYSTEM ACCESS
●	Provide access to Agent's internet-based system for management reporting and shareowner records from company's office
●	Provide weekly data for registered holders and DTC participants (including geographic analyses, VIP reporting, share distribution, etc. Reporting DTC data is subject to additional charge to company directly from DTC)
●	Provide daily access to proxy tabulation file during annual meeting season

TELEPHONE CALLS
●	Provide general toll-free number for shareowner inquiries and Interactive Voice Response (IVR) system
●	Provide adequate staffing to manage and achieve an acceptable average speed of answer (ASA)

TRANSFER AND ISSUANCE SERVICES
●	Perform in dual capacity of transfer agent and registrar under rules of the NYSE, AMEX, and NASDAQ
●	Provide DRS functionality
●	Examine transfer requests for proper documentation- routine and non-routine
●	Verify that an original issuance is properly authorized and has all necessary approvals
●	Verify that no stop orders are held against the surrendered certificates
●	Record canceled and issued certificates by registration, certificate number, number of shares and date issued/canceled
●	Process restricted and non-routine transfers based on supporting documentation
●	Furnish daily transfer journals (If requested)

DIVIDEND DISBURSEMENT
●	Calculate dividend and mail checks
●	Process wire transfers, ACH transmissions and acknowledgements
●	Reconcile checks
●	Prepare payment register in list or microfiche form
●	Withhold and file taxes for non-resident aliens and uncertified accounts
●	File federal tax information returns on tape
●	Mail required statements (Form 1099) to registered holders
●	Maintain stop files and issue replacement checks
●	Maintain payment orders and addresses

DIVIDEND REINVESTMENT PLAN
●	Process enrollments of new accounts
●	Process dividends for reinvestment
●	Process optional cash payments on periodic basis (weekly, bi-monthly, monthly, etc.)
●	Monitor cash payments for amounts in excess of plan limits
●	Provide statements of account, after each transaction, showing activity for current period
●	Process requests for liquidation and termination according to plan specifications
●	Issue certificates to participants upon request for withdrawal
●	Receive certificates from participants for deposit into the plan
●	Process requests from participants for book-to-book transfers
●	Provide periodic investment reports to the company

ESCHEATMENT SERVICES
●	Prepare preliminary report of abandoned property scheduled for escheatment
●	Perform due diligence mailing to shareowners with abandoned property
●	Clear property for shareowners who respond to the due diligence mailing
●	Prepare final report and remit abandoned property to each state in accordance with statutory requirements

VOLUNTARY COMPLIANCE AND INITIAL COMPLIANCE ESCHEATMENT SERVICES
●	Voluntary Compliance at Fund Direction
●	Initial Compliance in respect of mergers, acquisitions, other similar corporate events
●	Prepare preliminary report of abandoned property scheduled for escheatment
●	Perform due diligence mailing to shareowners with abandoned property
●	Clear property for shareowners who respond to due diligence mailing
●	Prepare final report and remit abandoned property to each state in accordance with statutory requirements
●	The Fund is not billed for these services, if applicable. Agent may in some instances receive a fee from third party providers for processing & filings to select states.

LOST SHAREOWNER SEARCH
●	Manage and set-up each electronic search
●	Search for current addresses in accordance with SEC requirements
●	Send verification notice to shareowner
●	Review and clear non-routine and legal items
●	Update new address and release lost shareowner property

Exhibit C
to
Service Agreement for Transfer Agent Services

Required Documentation

Agent reserves the right to suspend all closing activities if the following documentation is not received prior to the Effective Date. Agent will provide samples of the following documentation to Fund as needed.

●	Opinion of Counsel as to: the validity of shares outstanding, proper organization of company, etc.

Under the seal of the Corporate Secretary:
●	A copy of the Corporate By-Laws
●	Specimen stock certificate
●	Certificate of Incorporation with amendments
●	List and sample signature of authorized signers

Secretary's Certification as to:
●	Number of shares, by each class; chartered, authorized, issued and outstanding on effective date
●	All remaining shares to be issued out of each reserve established for option plans, restricted stock, new and secondary issues, etc.
●	New York State Tax Form
●	Employer Appointment Of Agent – I.R.S. Form 2678

C-1